Exhibit 5.1

15 July 2026

Crescent Biopharma, Inc. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Ladies and Gentlemen

CRESCENT BIOPHARMA, INC.
We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with the registration by Crescent Biopharma, Inc. (the "Company") under the United States Securities Act of 1933, as amended (the "Securities Act"), of:

(i)pursuant to the terms of the Base Prospectus (as defined in Schedule 1) and one or more supplements to the Base Prospectus (each, a "Prospectus Supplement") relating to the registration for issue and sale by the Company of certain of the Company’s securities (the "Securities") consisting of:
a.8,094,793 ordinary shares (which includes up to an additional 1,293,103 ordinary shares which the Underwriters (as defined in Schedule 1) have the option to purchase from the Company), in each case with a nominal value of US$0.001 per share in the capital of the Company (the "Ordinary Shares");
b.pre-funded warrants to purchase 525,897 Ordinary Shares (the "Warrants"); and
c.525,897 Ordinary Shares issuable upon exercise of the Warrants (the "Warrant Shares" and together with the Ordinary Shares, the "Shares").
For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.The Company is an exempted company registered by way of continuation with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").
2.The Ordinary Shares, as contemplated by the Documents (as defined in Schedule 1), have been duly authorised by all necessary corporate action of the Company and upon the issue of the Ordinary Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Ordinary Shares have been issued and credited

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as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Documents, the Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Ordinary Shares on the holder thereof by the Company).
3.The Warrant Shares, to be issued upon the exercise of the Warrants as contemplated by the Documents, have been duly authorised by all necessary corporate action of the Company and upon the issue of such Warrant Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Warrant Shares have been issued and credited as fully paid), delivery and exercise of the Warrants in accordance with the Memorandum and Articles and in the manner contemplated by the Documents, such Warrant Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Warrant Shares on the holder thereof by the Company).
4.The execution, delivery and performance of the Warrant will have been authorised by and on behalf of the Company and, once the Warrant have been executed and unconditionally delivered by the Company, such documents, will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.
The foregoing opinions are given based on the following assumptions.
1.The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and Resolutions (each as defined in Schedule 1) are, or will be, genuine and are, or will be, those of a person or persons stated therein. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Documents when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.
2.The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Shares.
3.Each Document and the documents or agreements referred to therein will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms.
4.The Company will offer, issue and sell the Shares in the manner contemplated by the Base Prospectus and any Prospectus Supplement and the documents or agreements referred to therein are otherwise in compliance with all applicable United States federal and state securities laws.
5.We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
6.The Company will receive consideration in money or money's worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.
7.Each of the Documents will be duly authorised (other than by the Company with regard to the laws of the Cayman Islands), and, where applicable, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Shares and will be legal, valid, binding and

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enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).
8.The choice of New York law as the governing law of the Warrant has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).
9.The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.
10.All preconditions to the obligations of the parties to the Warrant will be satisfied or duly waived prior to the issue and sale of the Shares and there will be no breach of the terms of the Warrant.
The opinions expressed above are subject to the following qualifications:
1.The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents are of a type which the courts of the Cayman Islands (the "Courts" and each a "Court") enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;
(b)enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;
(c)claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;
(e)a judgment of a Court may be required to be made in Cayman Islands dollars;
(f)to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;
(g)to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(h)in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

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(i)a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(j)the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.
2.Our opinion as to the good standing of the Company is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the Certificate of Good Standing if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully,
/s/ Walkers (Cayman) LLP
Walkers (Cayman) LLP

WALKERS

SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.The Certificate of Registration By Way of Continuation of the Company dated 16 June 2025, the Memorandum and Articles of Association of the Company adopted by special resolution on 5 June 2025 and effective as of 16 June 2025) (the "Memorandum and Articles of Association") and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the "Company Records").
2.The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 14 July 2026.
3.A Certificate of Good Standing dated 14 July 2026 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.A copy of executed written resolutions of the Board of Directors of the Company dated 10 July 2026 approving, among others, the issuance of the Shares, and a copy of the executed Secretary's Certificate of the Company dated 14 July 2026 relating to resolutions adopted at a meeting of the pricing committee of the Company dated 14 July 2026 (together, the "Resolutions").
5.Copies of the following:
a.The Registration Statement on Form S-3 containing a base prospectus dated July 10, 2026 (the "Base Prospectus"), as supplemented by one or more supplements to the Base Prospectus (each, a "Prospectus Supplement") filed by the Company with the United States Securities and Exchange Commission on July 14, 2026 and July 15, 2026, each to register the Securities under the Securities Act, including the documents incorporated by reference (collectively, the "Registration Statement");
b.an executed copy of the underwriting agreement dated July 14, 2026 by and among the Company, Jefferies LLC and TD Securities (USA) LLC as representatives of the several underwriters named therein; and
c.a draft of the form of the warrant to be issued by the Company (the "Warrant").
6.The documents listed in paragraphs 5(a) to (c) above inclusive are collectively referred to in this opinion as the "Documents".
7.Such other documents as we have deemed necessary to render the opinions set forth herein.